Exhibit 99.1

EX-99.1  Press Release of the Company, dated August 11, 2003

TEJON RANCH CO. REPORTS
SECOND QUARTER RESULTS OF OPERATIONS – 2003

TEJON RANCH, Calif., August 11, 2003 – Tejon Ranch Company (NYSE:TRC), today announced a net loss of $414,000 or $0.03 per common share, diluted, during the second quarter of 2003 compared to net income of $600,000 or $0.04 per common share, diluted, during the second quarter of 2002. Total revenues for the second quarter of 2003 were $3,481,000 compared to $4,816,000 for the same period in 2002.

The net loss for the second quarter of 2003 is comprised of a loss from continuing operations of $414,000 or $.03 per common share, diluted. This is compared to net income from continuing operations of $695,000 or $0.05 per share, diluted, and a loss from discontinued operations of $95,000 or $0.01 per common share, diluted, for the second quarter of 2002.

The Company recognized a loss of $948,000 or $0.06 per common share, diluted, for the six months ending June 30, 2003, compared to a net loss of $362,000 or $0.03 per common share, diluted, for the same period in 2002. Total revenues for the first six months of 2003 were $6,571,000 compared to $7,235,000 for the same period in 2002.

The net loss for the first six months of 2003 is comprised of a loss from continuing operations $948,000 or $0.06 per common share, diluted. This is compared to a loss from continuing operations of $87,000, or $0.01 per common share, diluted, and a loss from discontinued operations of $275,000 or $0.02 per common share, diluted, for the same period in 2002.

The decrease in revenues during the first six months of 2003 is due to real estate revenues declining $440,000 and interest income declining $251,000. The decline in real estate revenues during 2003 is primarily attributable to $1,375,000 in revenue earned in 2002 related to the sale of an easement. The reduction in revenue when compared to 2002 is partially offset by increased rental revenues of $229,000, a gain from the sale of land of $300,000, an improvement in service and amenity revenues of $235,000, and an improvement in oil and mineral revenues of $168,000. Lease revenues increased in part due to revenues from McDonalds, Starbucks, and a

Best Western Motel that were opened in late 2002. Service and amenity revenues increased due to an increase in game management revenues. Oil and mineral revenues improved due to an increase in oil production and cement production. Interest income declined due to low investment rates and a reduction in investment securities outstanding.

The increased loss from continuing operations for the first six months of 2003 is due to the decline in revenues as described above and to an increase in both real estate expenses and farming expenses. Real estate expenses increased $661,000 during 2003 due primarily to an increase in public relations and advertising costs, higher maintenance and property taxes, higher insurance costs, and increased staffing costs. Farming expenses grew $213,000 during 2003 primarily due to higher costs at our almond processing plant because of increased processing activities and to higher insurance costs.

The decrease in revenues during the second quarter of 2003 is due primarily to real estate revenues declining $884,000 and farming revenues declining $326,000. The decline in real estate revenue in 2003 is due primarily to the receipt in 2002 of $1,375,000 of revenue related to the sale of an easement. The decrease in real estate revenue during the second quarter of 2003 was partially offset by increased lease revenues, a gain from the sale of land, and improved oil and mineral revenues. Farming revenues fell during the second quarter of 2003 when compared to 2002 due to the receipt in 2002 of insurance proceeds related to the 2001 almond, walnut, and zinfandel grape harvests. These insurance proceeds were partially offset by an increase in 2003 processing revenues at our almond processing plant.

The loss from operations during the second quarter of 2003 is due to the reduction in revenues described above and to higher real estate and farming expenses. Real estate expenses increased due to higher public relations costs, insurance costs, and staffing costs. Farming costs increased due to higher costs at our almond processing plant related to an increase in processing activities.

As we move forward in the achievement of our real estate vision, we will continue to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These type of real estate activities and costs could continue over several years as we develop a modest percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results of the first six months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the fall of each year due to the nature of the agribusiness activities within its farming segment.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity process and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

Revenues:	2003	2002	2003	2002

Real estate	3,012	3,896	5,577	6,017
Farming	360	686	734	707
Interest income	109	234	260	511

	3,481	4,816	6,571	7,235
Cost and Expenses:
Real estate	2,484	2,007	4,720	4,059
Farming	928	662	1,608	1,395
Corporate expense	968	1,029	1,875	1,958
Interest expense	21	(42)	45	20

	4,401	3,656	8,248	7,432

Operating income (loss) before equity in earnings of unconsolidated joint ventures and minority interest	(920)	1,160	(1,677)	(197)
Equity in earnings of unconsolidated joint ventures	159	(75)	46	77
Minority interest	67	37	49	134

Operating income (loss) before income tax expense (benefit)	(694)	1,122	(1,582)	(140)
Income tax expense (benefit)	(280)	427	(634)	(53)

Income (loss) from operations	(414)	695	(948)	(87)
(Loss) from discontinued operations, net of applicable income taxes	—	(95)	—	(275)

Net income (loss)	$(414)	$600	$(948)	$(362)

Net income (loss) per share, basic	(0.03)	0.04	(0.06)	(0.03)
Net income (loss) per share, diluted	(0.03)	0.04	(0.06)	(0.03)
Weighted average number of shares outstanding:
Common Stock	14,468,651.00	14,378,058.00	14,448,604.00	14,359,192.00
Common stock equivalents – stock options	273,233.00	354,208.00	228,054.00	—

Diluted shares outstanding	14,741,884.00	14,732,266.00	14,676,658.00	14,359,192.00

For the six months ended June 30, 2003 and 2002, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.

TEJON RANCH CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 30, 2003	December 31, 2002*

	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$9,672	$12,935
Marketable securities	12,762	12,305
Accounts & notes receivable	4,302	7,843
Inventories:
Farming	3,685	1,172
Other	119	77
Prepaid expenses and other	2,441	1,925

Total Current Assets	32,981	36,257
Property and equipment - net	64,765	62,323
Other assets	1,960	2,216

TOTAL ASSETS	$99,706	$100,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$850	$2,507
Other accrued liabilities	22	222
Current deferred income	988	1,035
Short-term borrowings	200	240
Current portion of long-term debt	1,751	1,731
Income taxes payable	—	7

Total Current Liabilities	3,811	5,742
Long-term debt	14,634	14,336
Minimum pension liability	2,200	2,200
Deferred income taxes	3,799	3,740
Other liabilities	583	583

Total Liabilities	25,027	26,601
Minority interest in equity of consolidated joint venture	552	601
Commitments and contingencies
Stockholders' equity:
Common stock	7,242	7,206
Additional paid-in capital	33,046	31,690
Retained earnings	35,745	36,693
Accumulated other comprehensive loss	(1,906)	(1,995)

Total Stockholders’ Equity	74,127	73,594

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,706	$100,796